Exhibit 4.40

LETTER AGREEMENT

This LETTER AGREEMENT (this “Agreement”), dated as of September 24, 2018, is entered into by and among EHAVE, INC., an Ontario corporation (the “Company”), and the Lenders identified on the signature page hereto.

WHEREAS, the Company and the Lenders have previously entered into that certain Note and Warrant Purchase Agreement, dated as of November 14, 2016 (the “Purchase Agreement”), pursuant to which the Company issued the Notes and agreed to issue Warrants upon closing of a Qualified Offering;

WHEREAS, the Company has informed the Lenders that the Company intends to obtain a bridge financing pursuant to which the Company will borrow up to $500,000 in exchange for issuance of promissory notes, warrants and common shares (the “Bridge Financing”);

WHEREAS, in connection with the Bridge Financing, the Company and the Lenders identified on the signature page hereto agreed to convert the outstanding Notes and cancel the rights to receive Warrants upon closing of a Qualified Offering;

WHEREAS, any provision of the Purchase Agreement or the Notes may be amended or waived upon the written consent of the Company and the Majority Note Holders;

WHEREAS, the Lenders executing the signature page hereto consist of the Majority Note Holders as of the date hereof; and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.       Conversion of Notes. Upon any closing of the Bridge Financing, all principal and accrued and unpaid interest then outstanding under each Note shall convert into the number of common shares of the Company that equals to (i) the aggregate amount of the principal then outstanding under such Note divided by (ii) $0.003154. The Lender shall surrender its Note, duly endorsed (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with the Note), at the office of the Company. The Company shall, as soon as practicable thereafter, issue and deliver to the Lender a certificate or agreement representing the number of common shares issuable upon conversion of the Notes to which the Lender shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company). The conversion of the Notes pursuant to this Agreement shall be deemed to have been made at the closing of the Bridge Financing, and on and after such date, the Lenders entitled to receive the securities issuable upon such conversion shall be treated for all purposes as the record holder of such securities, and the Notes, and all obligations of the Company thereunder, shall be deemed to have been indefeasibly satisfied in full. Only whole Common Shares shall be issued upon conversion of the Notes pursuant to this Agreement. Any remainder due hereunder which is insufficient to purchase a whole Common Share upon conversion of the Notes shall be rounded up to the next whole Common Share.

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2.       Cancellation of the Right to Receive Warrants. In exchange for cancellation of the right to receive Warrants upon closing of a Qualified Offering under Section 2.2 of the Purchase Agreement, upon any closing of the Bridge Financing, each Lender other than Eisenberg Family Foundation shall receive the number of common shares of the Company that equals to (i) the aggregate amount of the principal then outstanding under such Note divided by (ii) $0.01577.

3.       Representations and Warranties. Each Lender hereby represents and warrants to the Company, severally, but not jointly, and the Company hereby represents and warrants to the Lender, that (i) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder and under the Purchase Agreement as amended by this Agreement, and (ii) the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement on behalf of such party, and the delivery of this Agreement by such party, have been duly authorized by all necessary action on the part of such party; and (iii) this Agreement has been executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity. In addition, each Lender further represents and warrants that it is the sole record and beneficial owner of the Notes and that it has not transferred or assigned any Notes, or any interest therein, to any other person prior to the date hereof.

4.       Release. By execution of this Agreement, the undersigned Lenders hereby acknowledges and agrees that it all Events of Default that have occurred and were continuing prior to the date of this Agreement are hereby waived by the Lenders, and the Lenders forever releases and discharges the Company from any and all liability arising as a result of any such Events of Defaults.

5.       Counterparts; Choice of Law. This Agreement may be executed in several identical counterparts all of which shall constitute one and the same instrument. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.       Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written above.

THE COMPANY:

EHAVE, INC.

By:
Name: Prateek Dwivedi
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written above.

LENDER:

[NAME OF LENDER]

By:
Name:
Title: